Exhibit 99.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

Washington Banking Company dba Whidbey Island Bank (“Employer”) and _____________ (“Executive”) agree to the following amendments to the Employment Agreement between Employer and Executive dated ________ (“the Agreement”) in order to clarify the provision of health insurance continuation benefits for Executive in the event his/her employment with Employer or its successor ends as a result of a Change of Control (as defined in the Agreement).

1. Section 5(a)(i) of the Agreement shall be modified to read as follows:

(i) In addition, Employer shall pay Executive an amount equal to 2 times Executive’s highest Base Salary over the prior three (3) years, plus an amount equal to 2 times the annual bonus last paid hereunder or 2 times the average bonus paid over the prior three (3) years, whichever is greater. This payment and any Employer-provided health insurance described in subsection (ii) shall be considered the "Severance Benefit." The payment and benefits described in this Section 5(a) will only be paid conditioned upon Executive signing an agreement, in a form acceptable to Employer, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Executive’s employment with Employer or the performance of this Agreement (“Release Agreement”). The Employer’s obligation to pay the Severance Benefit under this section continues for up to two (2) years after the Agreement terminates provided that the Change of Control (as defined in Section 5(g)(i)) occurs during the Term of the Agreement, and the Executive is terminated without Cause or terminates his employment for Good Reason within two (2) years of such Change of Control. The provisions of this paragraph will survive termination of the Agreement.

2. The following shall be inserted in the Agreement as a new paragraph 5(a)(ii):

(ii) The Executive shall be entitled to health and dental insurance benefits for a period of eighteen (18) months following the termination of this Agreement. These benefits will be provided at Employer’s expense provided Employee elects continuation coverage under COBRA, and such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Internal Revenue Code (“COBRA”). The foregoing notwithstanding, in the event that the Executive becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by the Company under this Section shall terminate immediately

3. Existing paragraphs 5(a)(ii) through (iv) of the Agreement shall be renamed paragraphs 5(a)(iii) through (v).

4. All other terms of the Agreement shall remain and be given full force and effect.

Dated this _____ day of ______, 20___.

EXECUTIVE _____________________________________	WASHINGTON BANKING COMPANY dba WHIDBEY ISLAND BANK ________________________________________